Exhibit 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc. Commission File No.: 001-34292

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

EVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Quarterly Operating Results

and Third Quarter Dividend

SHIPPENSBURG, PA (July 28, 2011)

•

Quarterly earnings declined from $3.9 million for the second quarter ended June 30, 2010 to a loss of $10.6 million in 2011. YTD earnings declined from $7.3 million in 2010 to a loss of $6.8 million in 2011.

•	Quarterly and year-to-date operating results include provision for loan losses of $21.2 million and $24.4 million for the periods. YTD provision for loan losses 1.85x net charge-offs for the period.

•	Net interest income for 2011 increased 13.4% and 15.6% on a quarter and year to date basis, respectively, over 2010 results.

•	Net interest margin increased on a linked-quarter basis to 3.71% in the second quarter from 3.68% in the first quarter of 2011

•	Efficiency ratio improved on a linked-quarter basis to 52.6% for the second quarter compared to 52.9% in the first quarter of 2011

•	Declaration of third quarter 2011 dividend of $0.23 per share, an increase of 4.6% over prior year

Orrstown Financial Services, Inc. (NASDAQ: ORRF) announced today a net loss for the quarter ended June 30, 2011 of $10.6 million, compared to net income in the second quarter of 2010 of $3.9 million, and a net loss for the six months ended June 30, 2011 of $6.8 million compared to net income of $7.3 million in 2010. Diluted earnings (loss) per share amounted to ($1.33) for the quarter ended June 30, 2011, as compared to $0.49 during the second quarter of 2010. On a year-to-date basis, diluted earnings (loss) per share totaled ($0.85) in 2011 compared to $1.01 in 2010.

The Company also announced that its Board of Directors declared a third quarter cash dividend of $0.23 per share, an increase of 4.6% over the third quarter of 2010, for shareholders of record on August 12, 2011. The dividend will be paid to shareholders on August 24, 2011.

“It’s very disappointing to report a loss for the quarter and a substantial, but temporary, departure from our historical results,” said Thomas R. Quinn, Jr., President and Chief Executive Officer. “After conducting an exhaustive review of 75% of our commercial loan portfolio over the past few months, and in view of the persistent soft economy, we made the prudent decision to set aside a much larger loan loss provision that should position us well for the future. We have decisively addressed current and future credit quality issues and expect to return our focus to growing the company over the balance of the year.”

“Our key fundamental performance metrics are very solid. The largest component of our revenue, net interest income, improved by 15.6% year to date when compared to the same period in 2010, and our net interest margin has improved from the first to second quarter, from 3.68% to 3.71%, respectively. We also continue to closely monitor our expenses and improved our efficiency ratio from 52.9% for the first quarter to 52.6% for the second quarter.”

“Our capital ratios remain strong and are substantially above all regulatory minimums to be considered well capitalized, including a tier 1 leverage ratio of 8.5%, tier-1 risk based capital ratio of 12.6%, and total risk based capital ratio of 13.9%, and we are pleased to maintain our third quarter dividend at $0.23 per share,” according to Quinn.

QUARTERLY OPERATING RESULTS

Net loss for the quarter ended June 30, 2011 was $10.6 million, compared to net income of $3.9 million in 2010, resulting in diluted earnings (loss) per share of ($1.33) and $0.49 for the periods. As a result of the net loss for the period, the Company’s return on assets and return on tangible equity ratios were negative for the period, compared to 1.18% and 12.02% respectively in 2010.

Net Interest Income

Net interest income totaled $12.8 million for the three months ended June 30, 2011, a $1.5 million, or 13.4%, increase over 2010. The growth in net income came principally through an increase in interest earning assets, which averaged $1.45 billion for the quarter ended June 30, 2011, compared to $1.23 billion in 2010. Slightly offsetting the growth in interest earning assets was a 6 basis point decline in net interest margin. Despite the low interest rate environment, the Company has been able to manage its blend of interest earnings assets and liabilities so that net interest margin has only declined slightly, from 3.77% for the three months ended June 30, 2010 to 3.71% in 2011. The Company has been able to lower its overall cost of funds to 0.76% for the period, an improvement over the prior year’s cost of funds of 1.05% and the prior quarter’s cost of 0.84%.

Provision for Loan Losses

The provision for loan losses for the three months ended June 30, 2011 totaled $21.2 million, an increase over the second quarter 2010 provision of $5.0 million. The increase in the provision for loan losses was attributable to the following factors:

•

An elevated charge-off of $5.6 million above that which was initially reserved on a previously reported commercial credit in which the borrower is currently in bankruptcy. As a result of the bank’s recent termination of its involvement with the borrower’s Plan of Reorganization exit financing, it was determined prudent to charge-off the entire loan balance, as the bank is presently listed as an unsecured non-priority claimant in the pre-petition indebtedness.

•

Management reviewed several lending relationships with other borrowers in light of the issuance of new accounting guidance in 2011. During the past few months, the bank proactively took actions with these borrowers to enable them to repay their loans under revised terms and conditions, which was felt to mitigate loss potential to the bank while allowing the borrowers to work through these soft economic times. In many instances, the bank was able to increase the interest rate on the loans and obtain additional collateral support for the borrowings, in exchange for extension of the loan terms. According to the recently issued accounting guidance, these loans were determined to be restructured loans in the second quarter of 2011, and valuation reserves totaling $5.8 million were established on them, based principally on discounted cash flows. All restructured loans are currently performing in accordance with their modified conditions.

•

Prolonged softening real estate conditions, particularly in the bank’s southern market, have resulted in additional loan loss provision levels, as the allowance for loan losses was replenished for a $2.6 million real estate construction loan that was charged-off in the quarter. The underlying collateral securing the loan is currently listed for sale at a price in excess of the recently received independent appraised value. Real estate values are depressed due to lack of growth in the market, abundance of properties available, and appraiser conservatism in their assignment of values.

•

The bank’s recognition of continuing softness in overall economic conditions and deterioration of underlying collateral securing lending relationships resulted in an ongoing credit review process during the quarter that covered 75% of the commercial loan portfolio as measured in dollars. This led to downgraded internal risk ratings on many existing credits, and subsequently raised reserve levels. Loans classified as ‘substandard’ or ‘doubtful’ have increased to $149.0 million, compared to $90.4 million and $67.8 million at March 31, 2011 and December 31, 2010, respectively.

•

The continued economic pressures on customers and valuations on underlying collateral resulted in management increasing its qualitative reserve allocations on its loan portfolios to reflect these conditions. In addition, the $13.2 million in net charge-offs experienced in 2011 resulted in increased quantitative reserve allocations to specific loan portfolios

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.7 million for the three months ended June 30, 2011, compared to $5.7 million in 2010. Included in 2010’s income was $239,000 recognized in life insurance death benefits upon the death of a former director and a gain on the sale of fixed rate for floating rate interest rate swaps in the amount of $778,000. Excluding these items, noninterest income remained consistent between the two periods, with some shift to deposit accounts charges, and less loan related fees received on prepayment penalties, letters of credit fees and other loan services. Trust and brokerage income increased 19.2%, the result of additional trust and brokerage assets under management.

Securities gains totaled $469,000 for the three months ended June 30, 2011, compared to $1.781 million in 2010. The difference in gains taken between the two periods was the result of interest rate and market conditions, and the Company’s asset liability management strategies.

Noninterest expenses

Noninterest expenses amounted to $9.7 million for the three months ended June 30, 2011, as compared to $8.5 million for the corresponding prior year period. The increase in expenses can be attributed to increased professional services, including loan review assistance and legal costs associated with loan workouts and foreclosures, and a provision for off-balance sheet losses totaling $250,000 included in other expenses. FDIC insurance costs continue to elevate in light of increased deposits and higher assessments recorded in 2011 compared to 2010. The Company’s efficiency ratio for the second quarter of 2011 was favorable at 52.6%, despite being up slightly from 48.7% during 2nd quarter 2010, but improved sequentially from 52.9% during first quarter 2011. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains.

YEAR TO DATE OPERATING RESULTS

On a year-to-date basis, the net loss for the six months ended June 30, 2011 was $6.8 million, compared to net income of $7.3 million in 2010, resulting in diluted earnings (loss) per share of ($0.85) and $1.01 for the year-to-date periods. As a result of the net loss for the period, the Company’s return on assets and return on tangible equity ratios were negative for the year, compared to 1.15% and 13.23% respectively in 2010.

Net Interest Income

Net interest income totaled $25.2 million for the six months ended June 30, 2011, a $3.4 million, or 15.6% increase over 2010. The growth in net interest income came principally through growth in volume as interest earning assets averaged $1.4 billion for the six months ended June 30, 2011, compared to $1.2 billion in 2010. Slightly offsetting the growth in interest earning assets was a 7 basis point decline in net interest margin. Despite the low interest rate environment, the Company has been able to manage its blend of interest earnings assets and liabilities so that the net interest margin has only declined marginally, from 3.77% for the six months ended June 30, 2010 to 3.70% in 2011, which includes the lowering of its overall costs of funds to 0.80% for the six month period.

Provision for Loan Losses

The provision for loan losses for the six months ended June 30, 2011 totaled $24.4 million, an increase over the prior year’s amount of $6.4 million. The factors attributable to the increase in the provision for loan losses were consistent with the factors mentioned above under “Quarterly Operating Results”, and include specifically identifiable charge-offs of two relationships totaling $8.2 million, the establishment of valuation reserves of $5.8 million, determined principally through discounted cash flows, on restructured loans. Additionally, the elevated provision for loan losses resulted from downgrades in internal risk ratings of loans and loans considered impaired, which were influenced by continuing softness in economic conditions and deterioration of underlying collateral securing the loans.

Noninterest Income

Noninterest income, excluding securities gains, totaled $9.4 million for the six months ended June 30, 2011, compared to $9.7 million in 2010. Revenue increases were generated in most business lines, with trust and brokerage income and mortgage banking activities posting 21.9% and 30.0% increases respectively. Results for 2010 were favorably impacted by $239,000 recognized in life insurance death benefits upon the death of a former director and a gain on the sale of an interest rate swap totaling $778,000. A decline in loan related fees has been experienced in 2011, which include prepayment penalties, letters of credit fees and other loan related services.

Securities gains totaled $848,000 for the six months ended June 30, 2011, compared to $2.179 million in 2010. The difference in gains taken between the two periods was the result of interest rate and market conditions, and the Company’s asset liability management strategies.

Noninterest expenses

Noninterest expenses amounted to $19.2 million for the six months ended June 30, 2011, as compared to $17.2 million for the corresponding prior year period. The increase in expenses can be attributed to increased professional services, including loan review assistance and legal costs associated with loan workouts and foreclosures, plus a $250,000 provision for unfunded loan commitments included in other expenses. FDIC insurance costs continue to elevate in light of increased deposits and higher assessments recorded in 2011 compared to 2010. The Company’s efficiency ratio for the six months ended June 30, 2011 was 52.6%, a slight improvement on 2010’s ratio of 52.9%.

FINANCIAL CONDITION

Assets grew $19.6 million to $1.53 billion at June 30, 2011 from $1.51 billion at December 31, 2010. The Company was able to increase gross loans outstanding by $37.0 million from $966.9 million at year-end to $1.0 billion at June 30, 2011. This asset growth was funded principally through cash flow from available for sale securities, which decreased $10.7 million for the first six months of 2011 and increases in deposits during the period. Deposits increased by 6.0% to $1.3 billion at June 30, 2011, from $1.2 billion at December 31, 2010.

Stockholders’ Equity

Stockholders’ equity decreased $7.0 million for the first six months of 2011, and totaled $153.4 million at June 30, 2011. This decrease was primarily the result of the net loss posted for the period and dividends declared; slightly offset by an increase in accumulated other comprehensive income. Despite the decline in shareholders’ equity, the Company’s regulatory capital ratios remain strong and exceed all minimums to be considered well capitalized, including tier-1 leverage ratio of 8.5%, tier-1 risk-based capital ratio of 12.6% and total risk-based capital ratio of 13.9%.

Asset Quality

The Company continues to monitor its classified loans in light of the continued softness in economic conditions and collateral values. As a result of this monitoring, additional nonperforming assets and other risk elements were identified. Total risk elements, which include nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more still accruing, increased to $54.5 million at June 30, 2011 from $18.8 million and $18.4 million at March 31, 2011 and December 31, 2010, respectively.

The largest increase in risk elements was restructured loans still accruing, which totaled $34.9 million at June 30, 2011, compared to approximately $1.2 million at March 31, 2011 and December 31, 2010. As noted above, the Company designated certain relationships in which management worked with the borrower and modified terms and conditions, principally extension of loan maturities, as restructured loans. Despite the Company’s ability to increase the rate on many of these loans to a floor rate of interest and strengthening of loan quality with additional collateral in certain instances, the loans were designated as restructured as the borrowers were experiencing financial difficulties, and the new rates were below a market rate of interest for similar risk characteristics. The Company proactively took actions with these borrowers to enable them to repay their loans under revised terms and conditions, which were felt to mitigate loss potential to the bank while allowing the borrowers to work through these softened economic times. All restructured notes are performing in accordance with their revised terms.

Nonaccrual loans increased from $13.9 million at December 31, 2010 to $14.8 million at June 30, 2011, an increase of 6.2%, or $866,000. The net increase in nonaccrual loans is the result of $10.3 million of loans, classified as nonaccrual at December 31, 2010, being charged-off and loans totaling $11.2 million being moved to nonaccrual status during the period.

During the quarter ended June 30, 2011, the Company increased the number of personnel in its loan workout and credit review departments and outsourced certain credit review responsibilities in order to mitigate the Company’s risk of loss, and to reduce its level of nonaccrual and classified loans.

Summary of Financial Highlights:

For Quarter Ended:	June 30, 2011	June 30, 2010	% Change
Net Income (loss)	($10,623,000)	$3,904,000	-372.1%
Basic earnings (loss) per share	($1.33)	$0.49	-371.4%
Diluted earnings (loss) per share	($1.33)	$0.49	-371.4%
Dividends per share	$0.23	$0.22	4.6%
Return on average assets	(2.77%)	1.18%
Return on average equity	(26.03%)	10.20%
Return on average tangible assets (1)	(2.80%)	1.22%
Return on average tangible equity (1)	(29.69%)	12.02%
Net interest income	12,810,000	11,300,000	13.4%
Net interest margin	3.71%	3.77%

For Six Months Ended:	June 30, 2011	June 30, 2010	% Change
Net income (loss)	($6,796,000)	$7,310,000	-193.0%
Basic earnings (loss) per share	($0.85)	$1.01	-184.2%
Diluted earnings (loss) per share	($0.85)	$1.01	-184.2%
Dividends per share	$0.46	$0.44	4.6%
Return on average assets	(0.90%)	1.15%
Return on average equity	(8.44%)	11.04%
Return on average tangible assets (1)	(0.90%)	1.18%
Return on average tangible equity (1)	(9.57%)	13.23%
Net interest income	$25,198,000	$21,797,000	15.6%
Net interest margin	3.70%	3.77%

Balance Sheet Highlights:	June 30, 2011	June 30, 2010	% Change
Assets	$1,531,290,000	$1,358,756,000	12.7%
Loans, gross	1,003,978,000	898,128,000	11.8%
Allowance for loan losses	27,212,000	14,582,000	86.6%
Deposits	1,260,206,000	1,089,550,000	15.7%
Shareholders’ equity	153,441,000	157,903,000	-2.8%
Tangible equity (1)	132,848,000	137,095,000	-3.1%

(1) Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity are non-GAAP-based financial measures calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measures are return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense, net of tax, from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our operating performance, as it is based on the Company’s tangible assets and capital. Further, we believe that by excluding the impact of purchase accounting adjustments it allows for a more meaningful comparison with the Company’s peers; particularly those that may not have acquired other companies. Lastly, the exclusion of goodwill and intangible assets is consistent with the treatment by bank regulatory agencies, which exclude these amounts from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

	June 30, 2011	June 30, 2010
For Quarter Ended:
Return on average assets (GAAP basis)	(2.77%)	1.18%
Effect of excluding average intangible assets and related amortization, net of tax	(0.03%)	0.04%

Return on average tangible assets	(2.80%)	1.22%

Return on average equity (GAAP basis)	(26.03%)	10.20%
Effect of excluding average intangible assets and related amortization, net of tax	(3.66%)	1.82%

Return on average tangible equity	(29.69%)	12.02%

	June 30, 2011	June 30, 2010
For Six Months Ended:
Return on average assets (GAAP basis)	(0.90%)	1.15%
Effect of excluding average intangible assets and related amortization, net of tax	0.00%	0.03%

Return on average tangible assets	(0.90%)	1.18%

Return on average equity (GAAP basis)	(8.44%)	11.04%
Effect of excluding average intangible assets and related amortization, net of tax	(1.13%)	2.19%

Return on average tangible equity	(9.57%)	13.23%

Tangible equity is a non-GAAP financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is shareholders’ equity. In order to calculate tangible equity, Company management subtracts intangible assets from shareholders’ equity. A reconciliation of tangible equity to shareholders’ equity is set forth below.

	June 30, 2011	June 30, 2010
Total At End of Quarter:
Shareholders’ equity	$153,441,000	$157,903,000
Less: intangible assets	20,593,000	20,808,000

Tangible equity	$132,848,000	$137,095,000

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, Except per Share Data)	(Unaudited) June 30, 2011	(Audited)* December 31, 2010	(Unaudited) June 30, 2010
Assets
Cash and due from banks	$14,470	$10,400	$17,838
Federal funds sold	2,230	8,800	20,705

Cash and cash equivalents	16,700	19,200	38,543

Short-term investments	2,728	2,728	6,247
Interest bearing deposits with banks	3,585	925	0
Restricted investments in bank stock	9,331	8,798	8,056
Securities available for sale	421,073	431,772	327,907

Loans held for sale	4,945	2,693	4,175
Loans	999,033	964,293	893,953
Less: Allowance for loan losses	(27,212)	(16,020)	(14,582)

Net Loans	976,766	950,966	883,546

Premises and equipment, net	27,340	27,774	28,566
Cash surrender value of life insurance	23,670	22,649	22,312
Goodwill and intangible assets	20,593	20,698	20,808
Accrued interest receivable	5,685	5,715	4,762
Other assets	23,819	20,497	18,009

Total assets	$1,531,290	$1,511,722	$1,358,756

Liabilities
Deposits:
Non-interest bearing	$112,495	$104,646	$102,725
Interest bearing	1,147,711	1,083,731	986,825

Total deposits	1,260,206	1,188,377	1,089,550

Short-term borrowings	62,878	87,850	45,367
Long-term debt	44,753	65,178	57,132
Accrued interest and other liabilities	10,012	9,833	8,804

Total liabilities	1,377,849	1,351,238	1,200,853

Shareholders’ Equity
Preferred Stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	0	0	0
Common stock, no par value - $ 0.05205 stated value per share 50,000,000 shares authorized; 8,014,722, 7,986,966 and 7,972,398 shares issued; 8,013,910; 7,985,667 and 7,970,559 shares outstanding	417	416	415
Additional paid - in capital	121,962	121,508	120,814
Retained earnings	28,207	38,680	32,999
Accumulated other comprehensive income (loss)	2,875	(88)	3,728
Treasury stock - common, 812, 1,299 and 1,839 shares, at cost	(20)	(32)	(53)

Total shareholders’ equity	153,441	160,484	157,903

Total liabilities and shareholders’ equity	$1,531,290	$1,511,722	$1,358,756

*	The consolidated balance sheet at December 31, 2010 has been derived from audited financial statements at that date.

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(Dollars in thousands, Except per Share Data)	June 30, 2011	June 30, 2010
Interest and dividend income
Interest and fees on loans	$12,383	$12,205
Interest and dividends on investment securities
Taxable	2,364	1,890
Tax-exempt	769	408
Short-term investments	21	33

Total interest and dividend income	15,537	14,536

Interest expense
Interest on deposits	2,359	2,747
Interest on short-term borrowings	95	81
Interest on long-term debt	273	408

Total interest expense	2,727	3,236

Net interest income	12,810	11,300
Provision for loan losses	21,230	5,000

Net interest income after provision for loan losses	(8,420)	6,300

Other income
Service charges on deposit accounts	1,645	1,593
Other service charges, commissions and fees	327	633
Trust department income	1,034	904
Brokerage income	484	370
Mortgage banking activities	636	664
Earnings on life insurance	250	443
Merchant processing fees	285	288
Other income	79	806
Investment securities gains	469	1,781

Total other income	5,209	7,482

Other expenses
Salaries and employee benefits	4,176	4,478
Occupancy expense	477	475
Furniture and equipment	692	659
Data processing	349	309
Telephone	165	184
Advertising and bank promotions	296	231
FDIC Insurance	762	290
Professional services	546	154
Taxes other than income	205	222
Intangible asset amortization	53	63
Other operating expenses	2,001	1,453

Total other expenses	9,722	8,518

Income (loss) before income tax (benefit)	(12,933)	5,264
Income tax expense (benefit)	(2,310)	1,360

Net income (loss)	$(10,623)	$3,904

Per share information:
Basic earnings (loss) per share	$(1.33)	$0.49
Diluted earnings (loss) per share	(1.33)	0.49
Dividends per share	0.23	0.22
Average shares and common stock equivalents outstanding	7,999,650	7,979,286

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands, Except per Share Data)	2011	2010
Interest and dividend income
Interest and fees on loans	$24,818	$24,044
Interest and dividends on investment securities
Taxable	4,459	3,436
Tax-exempt	1,540	776
Short-term investments	45	63

Total interest and dividend income	30,862	28,319

Interest expense
Interest on deposits	4,884	5,427
Interest on short-term borrowings	218	245
Interest on long-term debt	562	850

Total interest expense	5,664	6,522

Net interest income	25,198	21,797
Provision for loan losses	24,425	6,420

Net interest income after provision for loan losses	773	15,377

Other income
Service charges on deposit accounts	3,130	3,032
Other service charges, commissions and fees	697	1,029
Trust department income	2,046	1,664
Brokerage income	888	743
Mortgage banking activities	1,332	1,025
Earnings on life insurance	580	605
Merchant processing fees	540	545
Other income	224	1,007
Investment securities gains	848	2,179

Total other income	10,285	11,829

Other expenses
Salaries and employee benefits	9,008	9,076
Occupancy expense	1,039	1,034
Furniture and equipment	1,373	1,260
Data processing	661	603
Telephone	341	356
Advertising and bank promotions	554	411
FDIC Insurance	1,312	834
Professional services	868	447
Taxes other than income	410	355
Intangible asset amortization	105	128
Other operating expenses	3,490	2,674

Total other expenses	19,161	17,178

Income (loss) before income tax (benefit)	(8,103)	10,028
Income tax expense (benefit)	(1,307)	2,718

Net income (loss)	$(6,796)	$7,310

Per share information:
Basic earnings (loss) per share	$(0.85)	$1.01
Diluted earnings (loss) per share	(0.85)	1.01
Dividends per share	0.46	0.44
Average shares and common stock equivalents outstanding	8,012,784	7,266,355

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	June 30, 2011			June 30, 2010
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest bearing bank balances	$29,556	$21	0.28%	$32,301	$33	0.41%
Securities	406,048	3,547	3.50	298,894	2,518	3.41
Loans	1,013,111	12,687	4.96	901,812	12,383	5.45

Total interest-earning assets	1,448,715	16,255	4.47	1,233,007	14,934	4.82

Other assets	88,585			94,011

Total	$1,537,300			$1,327,018

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$466,086	$416	0.36	$402,872	$732	0.73
Savings deposits	71,806	36	0.20	63,679	45	0.28
Time deposits	596,138	1,907	1.28	483,824	1,970	1.63
Short term borrowings	72,943	95	0.52	67,571	81	0.48
Long term debt	44,936	273	2.43	50,620	408	3.19

Total interest bearing liabilities	1,251,909	2,727	0.87	1,068,566	3,236	1.22

Non-interest bearing demand deposits	111,957			96,099
Other	9,753			8,896

Total Liabilities	1,373,619			1,173,561
Shareholders’ Equity	163,681			153,457

Total	$1,537,300		0.76%	$1,327,018		1.05%

Net interest income (FTE)/ net interest spread		13,528	3.60%		$11,698	3.60%

Net interest margin			3.71%			3.77%

Tax-equivalent adjustment		(718)			(398)

Net interest income		$12,810			$11,300

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Six Months Ended
	June 30, 2011			June 30, 2010
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest bearing bank balances	$23,749	$45	0.38%	$28,031	$63	0.45%
Securities	415,787	6,828	3.29	264,061	4,630	3.51
Loans	994,729	25,393	5.10	895,971	24,409	5.43

Total interest-earning assets	1,434,265	32,266	4.50	1,188,063	29,102	4.89

Other assets	90,422			93,842

Total	$1,524,687			$1,281,905

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$443,289	$865	0.39	$376,749	$1,411	0.76
Savings deposits	69,735	74	0.21	62,078	90	0.29
Time deposits	597,975	3,945	1.33	462,590	3,926	1.68
Short term borrowings	84,489	218	0.52	94,554	245	0.52
Long term debt	47,467	562	2.38	51,950	850	3.28

Total interest bearing liabilities	1,242,955	5,664	0.92	1,047,921	6,522	1.25

Non-interest bearing demand deposits	109,551			92,235
Other	9,801			8,215

Total Liabilities	1,362,307			1,148,371
Shareholders’ Equity	162,380			133,534

Total	$1,524,687		0.80%	$1,281,905		1.12%

Net interest income (FTE)/ net interest spread		26,602	3.58%		$22,580	3.64%

Net interest margin			3.70%			3.77%

Tax-equivalent adjustment		(1,404)			(783)

Net interest income		$25,198			$21,797

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements

	June 30,	March 31,	December 31,	June 30,
(Dollars in Thousands)	2011	2011	2010	2010
Nonaccrual loans (cash basis)	$14,762	$13,106	$13,896	$14,496
Other real estate (OREO)	1,240	847	1,112	1,264

Total nonperforming assets	16,002	13,953	15,008	15,760
Restructured loans still accruing	34,844	1,177	1,181	0
Loans past due 90 days or more and still accruing	3,617	3,687	2,248	7,255

Total risk assets	$54,463	$18,817	$18,437	$23,015

Asset quality ratios:
Nonaccrual loans to loans	1.48%	1.33%	1.44%	1.62%
Nonperforming assets to assets	1.05%	0.92%	0.99%	1.16%
Total risk assets to total loans and OREO real estate	5.44%	1.91%	1.91%	2.57%
Total risk assets to total assets	3.56%	1.24%	1.22%	1.69%
Allowance for loan losses to nonaccrual and restructured loans still accruing	54.86%	128.80%	106.25%	100.59%

Roll Forward of Allowance for Loan Losses

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in Thousands)	2011	2010	2011	2010

Balance at beginning of period	$18,398	$12,020	$16,020	$11,067
Provision for loan losses	21,230	5,000	24,425	6,420
Recoveries	16	67	23	85
Loans charged-off	(12,432)	(2,505)	(13,256)	(2,990)

Balance at end of period	$27,212	$14,582	$27,212	$14,582

About the Company:

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and including the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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